EXHIBIT 10.6


                              CENEX HARVEST STATES
                            SUPPLEMENTAL SAVINGS PLAN

                                   ARTICLE I.
                                  INTRODUCTION

         Section 1.1. Amendment and Restatement. Cenex Harvest States Cooperatives hereby amends, merges, and restates the CENEX Supplemental Thrift Plan and the Harvest States Deferred Compensation Plan, effective January 1, 1999.

         Section 1.2. Purpose. The purpose of the Cenex Harvest States Supplemental Savings Plan is to provide future compensation for certain of its employees who are part of a select group of management or highly compensated employees through voluntary deferrals of compensation, so that such employees may be retained and their productive effort encouraged.

                                   ARTICLE II.
                                   DEFINITIONS

         Section 2.1. Definitions. When used in this Plan document, the following terms have the meanings indicated unless a different meaning is plainly required by the context.

         "Account" means an account established for a Participant under Section
4.1 of the Plan.

         "Active Participant" means a Participant in the Plan who is identified as an Active Participant under Article III of the Plan.

         "Beneficiary" means the person or persons selected by the Participant, pursuant to the Participant's Deferred Compensation Agreement, to receive the benefits provided under this Plan in the event of the Participant's death.

         "Board of Directors" means the Board of Directors of Cenex Harvest States.

         "Cenex Harvest States" means Cenex Harvest States Cooperatives and any of its subsidiaries or affiliated business entities which are treated as one employer with that corporation under the provisions contained in Section 414 of the Code.

         "Committee" means the committee described in Section 7.4 of the Plan.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Deferred Compensation Agreement" or "Deferred Compensation Agreements" means the individual agreement or agreements executed prior to the execution of this document by and between the Participants and Cenex Harvest States which describe the benefits available under this Plan and which are incorporated into the Plan by this reference, and any agreements executed subsequent to the execution of this document by and between the Participants and Cenex Harvest States which shall be in a form substantially similar to the form attached hereto as Exhibit A and which shall be incorporated into the Plan by this reference.


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         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

         "Participant" means a person who is an Active Participant or is or may become entitled to an immediate or deferred benefit under the Plan by reason of having been an Active Participant.

         "Plan" means the Cenex Harvest States Supplemental Savings Plan, including any amendments thereto, which is operated and maintained by Cenex Harvest States primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Prior to January 1, 1999, "Plan" refers to the two plans which have been merged in this document, referred to as the CENEX Supplemental Thrift Plan and the Harvest States Deferred Compensation Plan.

         "Plan Year" means the calendar year.

         "President" means the President and General Manager of Cenex Harvest States.

         Section 2.2. Performance of Obligations. Cenex Harvest States agrees to perform its obligations in accordance with the Plan.

         Section 2.3. Gender and Number. The singular form of any word will include the plural and the masculine gender will include the feminine wherever necessary for the proper interpretation of this Plan.

                                  ARTICLE III.
                                  PARTICIPATION

         Section 3.1. Eligibility and Participation. Any individual who was a Participant in the Plan on December 31, 1998, shall continue to be a Participant until the Plan causes the individual to cease to be a Participant. The President or an Executive Vice President of Cenex Harvest States shall select the executives of Cenex Harvest States who will become Active Participants in the Plan as of January 1, 1999, or on a subsequent date, and will designate the date on which such an executive will become an Active Participant in the Plan. The President or such an Executive Vice President may withhold participation for any reason with respect to any executive of Cenex Harvest States.

         Section 3.2. Status as Active Participant. The President may by written statement and notice to an executive who is an Active Participant cause such Participant to cease to accrue benefits under the Plan prior to the Participant's termination of employment with Cenex Harvest States. If the President takes that action with respect to such a Participant, there shall be no further accrual of benefits under this Plan on behalf of such Participant and the Participant's benefits under this Plan shall thereafter be computed as if the Plan terminated on the date of such written notice to the Participant.

         Section 3.3. Status as Participant. A person who becomes a Participant will remain a Participant in the Plan until all benefits payable to such person under the Plan have been distributed.


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                                   ARTICLE IV.
                       DEFERRED COMPENSATION AND ACCOUNTS

         Section 4.1. Account. Cenex Harvest States shall establish and maintain an Account for each Participant, or the designated Beneficiary of such Participant upon the death of the Participant, and shall credit such Account with amounts described in (a) Section 4.2 of this Plan deferred by the Participant pursuant to the terms of the Plan and the Participant's Deferred Compensation Agreement and (b) the other provisions of this Article.

         Section 4.2. Election of Deferred Compensation. Prior to the first day of any Plan Year beginning on or after January 1, 1999, a Participant may elect to have an amount of deferred compensation credited to the Participant's Account for the Plan Year. The compensation actually earned during the Plan Year by a Participant who elects deferred compensation under this section shall be reduced by the percentage or amount so elected.

         (a) Elections for a Plan Year must be in writing on forms provided by Cenex Harvest States and must be filed with the Vice President of Human Resources of Cenex Harvest States at least thirty (30) days before the beginning of the Plan Year to which the election applies.

         (b) A Participant may elect to have either or both of the following types of deferrals made from the Participant's compensation:

                  (1) The Participant may elect to contribute a percentage of each payment of base compensation. The percentage may not exceed 30%, and must be expected to result in annual contributions totaling at least $1000.

                  (2) The Participant may elect to contribute either a percentage or a specific dollar amount (not less than $1000) of any bonus or similar incentive payment which may become payable during the Plan Year. If a specific dollar amount is elected and that amount exceeds the amount of bonuses payable on or prior to a particular date during the year, 100% of the bonus will be contributed under this Plan. If a percentage is elected, the contribution will not be less than the smaller of $1000 or 100% of the bonus payable.

         (c) A Participant may elect to change the amount to be contributed, or discontinue contributions, in a future Plan Year by filing an approved form with such Vice President of Cenex Harvest States at least thirty (30) days before the beginning of the Plan Year to which the election applies. If no such election is filed, the election in effect during the previous Plan Year will continue in effect during the next Plan Year. Each election for a Plan Year shall become irrevocable on the deadline for filing elections for that year.

         Section 4.3. Allocation to Accounts. The deferred compensation credited under the Plan by Cenex Harvest States on behalf of a Participant for a Plan Year shall be allocated to the Account of the Participant as of the date that the compensation would otherwise have been paid to the Participant in cash.

         Section 4.4. Valuation of Accounts. As of any date as of which an Account is to be valued, the value of the Account shall be adjusted to reflect the effect of additional credits under Section 4.2 and any credit for income with respect to that Account, less any distributions under


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the Plan with respect to said Account, since the last date the value of the
Account was determined. The minimum income rate to be credited to each Account each Plan Year shall be an annual rate equal to the investment percentage which is used under the Cenex Harvest States Pension Plan to determine investment credits for such Plan Year. The dates for determining the value of the Accounts shall be determined by the President except that the last day of the Plan Year shall always be such a valuation date.

                                   ARTICLE V.
                                  DISTRIBUTIONS

         Section 5.1. Distributions under the Plan shall be made in accordance with the terms and conditions contained in the Deferred Compensation Agreements and shall be made in the form of cash. However, notwithstanding the terms of such an agreement, a Participant may change the form of payment and benefit commencement date by electing another option available under an election form provided by Cenex Harvest States pursuant to the agreement, but such change or changes in the form of payment or the benefit commencement date will not be effective until the calendar year following the calendar year in which the change or changes were elected. However, no change in the form of payment or in the benefit commencement date will be effective with respect to any Participant after the first day of the calendar year in which the Participant incurs a distributable event (an event on account of which distribution will be made), other than death or disability. Further, no change may be made after any distributable event.

         Section 5.2. The total amount to which a Participant is entitled shall be paid to the Participant or, in the event of the Participant's death, to the Participant's designated Beneficiary in accordance with the terms of the Participant's Deferred Compensation Agreement.

         Section 5.3. Anything herein to the contrary notwithstanding, if, at any time, a court or the Internal Revenue Service determines that an amount credited to a Participant's account is includable in the gross income of the Participant and subject to tax, the Board of Directors may, in its sole discretion, permit a lump-sum distribution in the form of cash of an amount equal to the amount determined to be includable in the Participant's gross income.

                                   ARTICLE VI.
                           ADMINISTRATION OF THE PLAN

         Section 6.1. Interpretation. The Plan will be administered by Cenex Harvest States, which will have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. Cenex Harvest States will have the duty and responsibility of maintaining records, making the requisite calculations and dispersing the payments hereunder. Cenex Harvest States' interpretations, determinations, regulations and calculations will be final and binding on all persons and parties concerned.

         Section 6.2. General Administration and Claims Procedure. Cenex Harvest States will be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. Cenex Harvest States will have the authority to establish and revise rules, procedures, and regulations relating to the Plan and to make any other determinations which it


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believes necessary or advisable for the administration of the Plan. Cenex
Harvest States will be responsible for the expenses incurred in the administration of the Plan. Cenex Harvest States will also be responsible for determining eligibility for benefits and the benefits payable pursuant to the Plan. Cenex Harvest States will be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by Cenex Harvest States with respect to the Plan. The procedures for filing claims for Plan benefits are described below. For claims procedures purposes, the "Claims Manager" will be Cenex Harvest States.

         (a) Initial Claim. An initial claim for benefits under the Plan must be made by the Participant or his or her Beneficiary in accordance with the terms of the Plan. If for any reason a claim for benefits under this Plan is denied by the Claims Manager, the Claims Manager will deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the section under the Plan on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                  (1) The claimant's claim will be deemed to be filed when presented orally or in writing to the Claims Manager.

                  (2) The Claims Manager's explanation will be in writing delivered to the claimant within 90 days of the date the claim is filed.

         (b) Request for Review. The claimant will have 60 days following his or her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or the claimant's representative may review pertinent documents and submit written issues and comments.

         (c) Decision after Review. The Claims Manager will decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant's request for review of the claimant's claim. The decision on review will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions in the Plan on which the decision is based. If a copy of the decision is not so furnished to the claimant within such 60 days, the claim will be deemed denied on review. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VI.

         Section 6.3. Written Statement. Cenex Harvest States may provide individual written statements of accrued benefits to each Participant, or current Beneficiary, in a form determined by Cenex Harvest States at such times as may be established by Cenex Harvest States.

         Section 6.4. Committee. A Committee consisting of one (1) or more members appointed by the President will act for Cenex Harvest States under the Plan, unless the Plan specifically indicates that the Board of Directors or other persons are to act for Cenex Harvest States with respect to a specified matter under the Plan. If the President does not appoint anyone


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to the Committee or if all members resign or otherwise cease to be members of the Committee, the President will act for Cenex Harvest States until the President makes any appointments under this section.

         Section 6.5. Records. The records of the Plan will be maintained on the Plan Year.

                                  ARTICLE VII.
                            AMENDMENT OR TERMINATION

         Section 7.1. Amendment or Termination. Cenex Harvest States intends the Plan to be permanent but reserves the right to amend or terminate the Plan at any time. Any such amendment or termination will be made pursuant to a resolution of Cenex Harvest States' Board of Directors and will be effective as of the date provided in the resolution. An amendment will be stated in an instrument in writing signed in the name of Cenex Harvest States by a person authorized by the Board of Directors and all parties interested herein will be bound thereby.

         Section 7.2. Impact on Benefits. No amendment or termination of the Plan will directly or indirectly reduce any benefit described in Article IV of the Plan as of the effective date of such amendment or termination. A Participant's benefit which has accrued under the Plan will not increase after the termination of the Plan and will be determined under the appropriate provisions of the Plan as if the Participant did not accumulate any additional service after the effective date of such termination and did not have any increase in compensation after that date. Upon the termination of the Plan, distribution of benefits payable under the Plan will be made to the Participants or their Beneficiaries in accordance with Article V of the Plan.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

         Section 8.1. Responsibility for Benefits and Expenses. Cenex Harvest States will pay benefits arising under the Plan and all costs, charges and expenses related thereto. Cenex Harvest States may anticipate its obligations under this Plan by establishing a trust or purchasing any insurance or other contract; provided, however, that such "funding" vehicle will not:

         (a) change the status of this Plan as an unfunded plan, or

         (b) change the rights of a Participant or the Participant's Beneficiary under Section 8.3 of the Plan.

         Section 8.2. Inalienability. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         Section 8.3. Unsecured Claim. The right of a Participant or the Participant's Beneficiary to receive a distribution hereunder will be an unsecured claim against the general assets of Cenex Harvest States, and neither a Participant nor his or her Beneficiary will have any


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rights in or against any amount credited to any accounts under the Plan or any other assets of Cenex Harvest States. The Plan will at all times be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Funds invested hereunder will continue for all purposes to be part of the general assets of Cenex Harvest States and available to the general creditors of Cenex Harvest States in the event of Cenex Harvest States' bankruptcy (when Cenex Harvest States is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when Cenex Harvest States is unable to pay its debts as they mature). No Participant or any other person will have any interests in any particular assets of Cenex Harvest States by reason of the right to receive a benefit under the Plan. The Plan constitutes a mere promise by Cenex Harvest States to make payments to the Participants in the future.

         Section 8.4. Sufficiency of Cenex Harvest States Assets. Nothing contained in the Plan will be interpreted as a guaranty by Cenex Harvest States or any other person or entity that any funds or assets of Cenex Harvest States will be sufficient to pay any benefit hereunder.

         Section 8.5. Plan Administered According to its Terms. No Participant or Beneficiary will have any right to a benefit under this Plan except in accordance with the terms of the Plan. Establishment of the Plan will not be construed to give any Participant the right to be retained in the service of Cenex Harvest States. The sole rights of a Participant or his or her Beneficiary under the Plan will be to have the Plan administered according to its terms, and to receive whatever benefits he or she may be entitled to hereunder.

         Section 8.6. Incompetency. If any person entitled to a benefit payment under the Plan is declared incompetent and a conservator or other person legally charged with the care of such person or of his or her estate is appointed, any benefits under the Plan to which the person is entitled will be paid to such conservator or other person legally charged with the care of the person or his or her estate. Except as provided above, when Cenex Harvest States determines that such person is unable to manage his or her affairs, Cenex Harvest States may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment will be a payment for the account of such person and a complete discharge of any liability of Cenex Harvest States and the Plan therefore.

         Section 8.7. Impact of Corporate Change. The Plan will not be automatically terminated by a transfer or sale of assets of Cenex Harvest States or by the merger or consolidation of Cenex Harvest States into or with any other corporation or other entity, but the Plan will be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event the Plan is not continued by the transferee, purchaser or successor entity, then the Plan will terminate subject to the provisions of Article VII of the Plan.

         Section 8.8. Addresses. Each Participant will keep Cenex Harvest States informed of his or her current address and the current address of his or her designated Beneficiary. Cenex Harvest States will not be obligated to search for any person. If the location of a Participant is not made known to Cenex Harvest States within two (2) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant had died at the end of the two-year period. If, within one additional year


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after such two-year period has elapsed, or, within two (2) years after the actual death of a Participant, whichever is later, Cenex Harvest States is unable to locate the designated Beneficiary of the Participant, then Cenex Harvest States will have no further obligation to pay any benefit hereunder to such Participant or designated Beneficiary and such benefits will be irrevocably forfeited to Cenex Harvest States.

         Section 8.9. Liability. Notwithstanding any of the preceding provisions of the Plan, neither Cenex Harvest States nor any individual acting as an employee or agent of Cenex Harvest States will be liable to any Participant, former Participant, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of Cenex Harvest States or any such employee or agent of Cenex Harvest States.

         Section 8.10. Availability of Copy of Plan. Cenex Harvest States will make a copy of the Plan available for inspection by any Participant or designated Beneficiary.

         Section 8.11. Applicable Laws. All questions pertaining to the construction, validity and effect of the Plan will be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Minnesota.

         Section 8.12. Invalidated Provision. Any provision of this Plan prohibited by law will be ineffective to the extent of any such prohibition, without invalidating the remaining provisions of the Plan.

         Executed this ______ day of ________________, 20__.



                                       CENEX HARVEST STATES COOPERATIVES

                                       By:
                                          -------------------------------------

                                          Title:
                                                --------------------------------


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